Exhibit 10.15

THIS LEAVE AND LICENSE AGREEMENT executed at Bangalore on the 31st day of September 2020:

BETWEEN: Mr. SREE RAMULU RAJU (PAN:ADGPR2236J), S/O Late N Subha Raju aged 60 years And Mrs. V SARALA (PAN:AKTPS9679N) W/O Mr. Sree Ramulu Raju, aged about 53 years both residing at No.49, Second Main, 11th A cross, Opp to Mini forest. JP nagar-3d Phase, Bangalore–560078.

(Hereinafter referred to as the “LICENSOR”, which expression shall, wherever the context so requires or admits, mean and include, their respective heirs, executors, administrators & assigns)

AND:

ConnectM Technology Solutions Private Limited (AADCC0973C)

(A registered company under the Indian Companies Act 1956 and currently operating from 53, 3rd Floor, Amara.8TM 2nd Stage, 1st Phase, Bangalore 560076 and hereinafter referred to as the “LICENSEE”, which expression shall, wherever the context so requires or admits, mean and include its successors-in-title)

WITNESSES AS FOLLOWS:

I.WHEREAS the Licensors are the absolute owners of the Property bearing No

# 204/205, Near Indian Institute of Management, Opp HSBC, Bannerghatta Main Road, Bangalore-560076 more fully described in the Schedule-1 below and hereinafter referred to as the “LICENSED PREMISES”.

II.WHEREAS the Licensee is in need of commercial accommodation for a temporary duration, the Licensee has approached the Licenson to give the aforesaid premises or leave and License basis on the terms and conditions agreed herein below;

III.NOW THIS LEAVE AND LICENSE AGREEMENT WITNESSES AS FOLLOWS:

In consideration of the License fee agreed to be paid by the Licensee to the Licensors, the Licensors hereby agree to give on leave and license basis to the Licensee the use and occupation of the Property bearing No. # 204/205 Near Indian Institute of Management, Opp HSBC Bannerghatta Main Road, Bangalore - 560076

(hereinafter referred to as the “LICENSED PREMISES”) for a period of Twenty Four months from 1st July, 2020 to 30th June, 2022 subject to the following terms and conditions:-

1)Rental FEE:

The Licensee agrees to pay to the Licensors Rental fee of Rs. 80,000/- per month (Rupees Eighty Thousand only) payable on or before the tenth day of each and every month.

No other charges [eg, Maintenance Fee etc], other than the monthly rental license fee shall be paid by the licencee the rent payment will attract the taxes (Service tax, GST etc) as applicable and also TDS recovery as per the laws applicable from time to time, the Licensee would have to pay the rent on a monthly basis as stipulated in the terms of this agreement.

The rent amount will be revised with 5% increment year on year basis from the completion at one year from the effective start date of the office occupation by the Licensee.

2)Property TAXES AND CESS:

The Licensor shall pay the property and municipality taxes with regard to the Licensed Premises;

3)ELECTRICITY WATER CHARGES:

The Licensee hereby agrees to pay for the electricity and water charges of the Licensed Premises on the bill being forwarded by the Licensors to the Licensee

4)USE OF THE LICENSED PREMISES:

6.1)   The Licensee shall use the Licensed Premises and all the fittings and fixtures [more fully described in schedule - II of this agreement) therein in prudent manner and shall not cause any damage thereto, save and except wear and tear in the normal course. The Licensee agrees that in the event of there being any damage to the Licensed Premises or any of the fittings and fixtures, the same will be shall be replaced by the licensee of it’s entire cost.

6.2)   The Licensee agrees not to make any material changes, alterations, additions to the

Licensed Premises at the fittings without the prior written consent of the Licensors

6.3)   The Licensee shall use the Licensed Promises for commercial purposes only;

6.4)   The Licensors have this day made available a set of keys of three keys to the Licensee

6.5)   The Licensee while vacating the premises shall handover the premises to the licensor in the same condition in which it was let out to the licensee. Before vacation of the premises and handing over of the same by the Licensee to the Licensor, the two parties shall carry out a joint inspection of the premises and assess the extent of damage, it any, caused to the Said Premises and/or the fittings, fixtures and furniture (details of inventory in Schedule - 2), excluding the normal wear & tear. If any, and which shall be mutually worked out by the parties and amount towards damages assessed shall be payable by the Licensee to the Licensor forthwith.

6.6)   The Licensee shall be responsible for all day-to-day repairs and maintenance of the Said Premises. For major repairs, such as leakage of pipes, structural damage and electricity wiring, the Licensee shall inform the LICENSOR of the defect, if any and upon intimation thereof by the Licensee, the LICENSOR shall carry out such repairs and/or replacements within 30 days of the receipt of such intimation in writing, as long as the said damage has not been caused due to any act of the Licensee in the sold premises.

5)THIRD PARTY LICENSE RIGHTS:

5.1)   The Licensee shall be entitled to create any sub-License or part with possession of a portion of the Scensed premised to any of its affiliated companies or subsidiaries or third parties.

5.2)   The Licensee shall not be deemed to be in the exclusive occupation of the licensed Premises and the licensor will have the right to enter upon the premises to inspect the premises at a mutually agreed date and time after giving reasonable notice to the Licensee.

6)TERMINATION:

6.1)   The Licensee agrees that on the expiry of the term of this License, the Licensee shall vacate the premises and the licensor will be entitled to resume possession of the Licensed premises:

6.2)   It is agreed that in the event of there being any breach of any of the terms and conditions of this Agreement or in the event of the Licensors receiving a complaint about the Licensee causing nuisance/disturbance or engaging in unlawful activities, then in that event the Licensors shall be entitled to issue notice to rectify the breach so committed within a period of 30 days, falling which this License Agreement shall stand terminated and that the U censors shall be entitled to resume possession of the Licensed Premises without any further action;

6.3)   The Licensors and the Licensee hereby covenant with each other that it either of the parties to this agreement decides to terminate the license earlier than the date stipulated herein above, the desting party of this agreement shall give two month notice in writing to the other party of such intention and accordingly the said agreement shall remain terminated on expiry of the notice period.

6.4)   The Licensor agrees to provide a functional Diesel Generator of adequate capacity to function as a back-up power arrangement. The maintenance and upkeep of the Diesel Generator will be the responsibility of the Licensor, so that the Licensee can enjoy the output of the Diesel generator as a back up power support device. The cast of the Diesel tunning expenses are to be shared by the Licensee on a pro-rate basis monthly with the other tenant or occupant of the ground floor of the said property in Schedule II. The Licensor will provide a separate meter for measuring DG power consumption of the DG Power consumption of the Licensee.

6.5)   The Licensor agreed to handover the premises 1st Floor to Licensee for occupation on at before 31st of July, 2020 after the necessary cleaning. The Licensor also shall make the basement area clean and adequate for the licensee to park their 2 wheelers (20 nos) and 4 wheelers (3 numbers) as a covered parking area in the basement. The maintenance of the parking areas (sweeping, cleaning, clearing of water logging , seewage etc) will be the responsibility of the Licensor at all times.

6.6)   The licensor shall cover the part of terrace area with required material and convert it to a Dining area with suitable table structure for the employees of the Licensee to use.

7)STAMP DUTY:

The Licensors and the Licensee agree to pay the stamp duty equally for this Leave and License Agreement.

8)JURISDICTION:

This License Agreement is subject to Karnataka jurisdiction and courts of Bangalore, India only.

CONFIRMATION

M/S ConnectM Technology Solutions Private Limited the licensee, have signed and attested this Leave and License Agreement confirming that they are aware of this License Agreement and that they shall abide by the terms hereof and on termination of this Leave and License Agreement, they shall hand over the Licensed Promises to the Licensors and return the keys given to him by the Licensors:

SCHEDULE-I

204/205, Near Indian Institute of Management, Opp HSBC, Bannerghatta Main Road Bangalore–560076.

1)Complete Reception area including the back–room

2)Complete interior space to the right side of the reception (aprx 2400 sqft)

SCHEDULE II

1)10 tables with drawer

2)1 meeting room table

The above items are handed over by the Licensor in good condition after the required cleaning and maintenance. The Licensee would not do any wanted harm to the above fitments, except for normal wear and tear.

IN WITNESS WHEREOF, the PARTIES hereto have executed this LEAVE AND LICENSE AGREEMENT in the presence of the Witnesses oftesting hereunder

WITNESSES

1) LICENSORS	1)

2)

2) LICENSEE	1)

2)